Exhibit 5.1

September 20, 2021

Volta Inc. 155 De Haro Street San Francisco, CA 94103	Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1-415-773-5700
orrick.com

RE:	Volta Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Volta Inc., a Delaware corporation, which, prior to changing its jurisdiction of incorporation to the State of Delaware (the “Domestication”), was known as Tortoise Acquisition Corp. II, a Cayman Islands exempted company, in connection with Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-256173), initially filed with the (the “Company”) Securities and Exchange Commission (the “Commission”) on May 17, 2021, as amended and supplemented through the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the Domestication.

On August 26, 2021 (the “Effective Date”), the Company changed its jurisdiction of incorporation by effecting a deregistration under Article 206 of the Cayman Islands Companies Law and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication (the “Certificate of Domestication”) and a Certificate of Incorporation (as defined below), in each case, in respect of the Company with the Secretary of State of the State of Delaware (the “DE Secretary of State”). The Domestication was approved by the shareholders of the Company. Prior to the Domestication, the Company was named Tortoise Acquisition Corp. II, and the Company changed its name to Volta Inc. In this opinion, we refer to the Company prior to the effectiveness in connection with the Domestication of the Domestication as “TortoiseCorp II.” Upon the Certificate of Domestication and the Certificate of Incorporation becoming effective under Section 103 of the DGCL (the “Effective Time”), among other things, pursuant to the Business Combination Agreement and Plan of Reorganization, dated as of February 7, 2021, by and among the Company, SNPR Merger Sub I, Inc., SNPR Merger Sub II, LLC, and Volta Industries, Inc. (the “Business Combination Agreement”): (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), of TortoiseCorp II converted automatically, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of Volta (“Volta Class A Common Stock”); (2) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares”), of TortoiseCorp II converted automatically, on a one-for-one basis, into shares of Class B common stock, par value $0.0001 per share, of Volta (“Volta Class A Common Stock”); (3) each of the then issued and outstanding redeemable warrants of TortoiseCorp II (the “TortoiseCorp II Warrants”) converted automatically into a redeemable warrant to acquire one share of Volta Class A Common Stock (an “Volta Warrant”); and (4) each of the then issued and outstanding units of TortoiseCorp II that have not been previously separated into the underlying Class A ordinary shares and underlying TortoiseCorp II Warrants upon the request of the holder thereof (the “TortoiseCorp II Units”) were cancelled and entitled the holder thereof to one share of Volta Class A Common Stock and one-third of one Volta Warrant.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the proxy statement/prospectus contained therein, other than as expressly stated herein with respect to the Domestication.

Volta Inc.

September 20, 2021

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the States of New York, and in numbered paragraphs 1-5, the DGCL, and we express no opinion with respect to the applicability to the opinions expressed herein, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We have examined, among other things, the following: (i) the Registration Statement; (ii) the Certificate of Domestication; (iii) the Certificate of Incorporation of the Company filed with the DE Secretary of State on August 26, 2021 (the “Certificate of Incorporation”); (iv) the Bylaws adopted by the Company in connection with the Domestication; (v) the Amended and Restated Warrant Agreement, dated August 26, 2021, between the Company and Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company and (vi) an executed copy of the Business Combination Agreement, filed as Exhibit 2.1 to the Registration Statement.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.	Prior to effecting the Domestication, TortoiseCorp II’s shareholders approved among other things the Domestication, the Certificate of Incorporation and By-Laws in compliance with the applicable laws of the Cayman Islands and in accordance with TortoiseCorp II’s organizational documents; and

2.	All other necessary action was taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication were obtained.

In our examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.	Upon the filing of the Certificate of Domestication simultaneously with the Certificate of Incorporation with the DE Secretary of State, the Domestication became effective and the Company continued as a corporation incorporated under the laws of the State of Delaware.

2.	Upon the Effective Time, pursuant to the Business Combination Agreement, each issued and outstanding Class A ordinary share automatically converted into one share of Volta Class A Common Stock that was duly authorized by all necessary corporate action on the part of the Company and will be validly issued, fully paid and nonassessable.

3.	Upon the Effective Time, pursuant to the Business Combination Agreement, each issued and outstanding Class B ordinary share automatically converted into one share of Volta Class B Common Stock that was duly authorized by all necessary corporate action on the part of the Company and will be validly issued, fully paid and nonassessable.

Volta Inc.

September 20, 2021

4.	Upon the Effective Time, pursuant to the Business Combination Agreement, each issued and outstanding TortoiseCorp II Warrant automatically converted into one Volta Warrant that was duly authorized by all necessary corporate action on the part of the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.	Upon the Effective Time, pursuant to the Business Combination Agreement, each issued and outstanding TortoiseCorp II Unit was cancelled and entitled the holder thereof to one share of Volta Class A Common Stock that was duly authorized by all requisite corporate action on the part of the Company and was validly issued, fully paid and nonassessable and one-third of one Volta Warrant that was duly authorized by all requisite corporate action on the part of the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Our opinions set forth above are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) our expressing no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Volta Warrants and the Warrant Agreement have been or will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that such securities constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

Our opinions are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinions are based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP